EXHIBIT 99.2

Contact: Investors Maggie Flynn Morris (617) 369 8577 maggiemorris@digitasinc.com	News Media John Stevens (617) 867 1451 jstevens@digitasinc.com

DIGITAS INC. BOARD OF DIRECTORS AUTHORIZES $100 MILLION IN SHARE REPURCHASES

Separately Board Accepts Resignation of Director Philip Hammarskjold

BOSTON, January 25, 2006—Digitas Inc. (Nasdaq: DTAS) today announced that its Board of Directors has approved a stock repurchase program. The stock repurchase program authorizes the company to purchase up to $100 million in shares of the company’s common stock in the open market or in private transactions during the next 24 months.

Under the stock repurchase program, shares may be repurchased from time to time in such amounts as market conditions warrant and subject to regulatory considerations. Digitas’ prior stock repurchase program, through which it repurchased 5,552,657 shares at an average price per share of $10.23 for a total of approximately $56.8 million, expired by its terms on December 31, 2005.

In addition, the company said that the Board of Directors accepted the resignation of Philip Hammarskjold at its meeting on January 24, 2006. Hammarskjold had served as a member of the Board of Directors since 1999 as a representative of the Company’s then majority stockholder, Hellman & Friedman.

David Kenny, Chairman and Chief Executive Officer, Digitas Inc., said: “Philip has served our shareholders with integrity, discipline, and skill over the past seven years. He has also been a great adviser to me personally. I am especially grateful that he continued to serve as a director after his firm divested its stake in Digitas Inc. in February 2004.”

About Digitas Inc.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AT&T, Delta Air Lines, General Motors and Kraft Foods. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with locations in Atlanta, London, Norwalk, Connecticut and San Francisco; and, Digitas, with locations in Boston, Chicago, Detroit and New York, employ more than 1,700 professionals.

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